Exhibit (a)(1)(D)

FORM OF COMMUNICATION

REMINDER NOTICE

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE PREFERRED STOCK

REMINDER NOTICE

Date:
To:	Preferred Stockholder
From:	Retractable Technologies, Inc.
Re:	Reminder About Offer to Exchange Preferred Stock

The Exchange Offer to exchange your Preferred Stock and dividends in arrears for a share of Common Stock and cash is currently open.  As previously communicated, the Exchange Offer is scheduled to close at 12:00 midnight Eastern time on November 4, 2011.  Remember, if you wish to participate and have not done so already, you must ensure that American Stock Transfer & Trust Company, LLC RECEIVES your properly completed and signed Letter of Transmittal with your original stock certificate(s) (and any other required document) prior to the Expiration Date, which we expect will be at 12:00 midnight Eastern time on November 4, 2011 (or later if we extend the offer).

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Letter of Transmittal or other documents relating to this Exchange Offer) to:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

P.O. Box 2042

New York, New York 10272-2042

Phone: Toll-free (877) 248-6417

(718) 921-8317